Exhibit 99.1

Carbonite Announces Pricing of Private Offering of $125 Million of 2.50% Convertible Senior Notes

BOSTON, March 30, 2017 – Carbonite, Inc. (NASDAQ:CARB) (“Carbonite” or the “Company”) announced today the pricing of its previously announced private offering of $125 million aggregate principal amount of 2.50% Convertible Senior Notes due 2022 (the “notes”) in a private offering. The notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Carbonite also has granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the notes, solely to cover over-allotments. The offering of the notes is expected to close on April 4, 2017, subject to customary closing conditions.

The notes will be Carbonite’s senior unsecured obligations. The notes will bear interest at a rate of 2.50% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2017. The notes will mature on April 1, 2022, unless earlier repurchased, redeemed or converted.

The initial conversion rate for the notes is 38.7034 shares of Carbonite’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $25.84 per share of Carbonite’s common stock), which represents an approximately 32.50% conversion premium over the last reported sale price of $19.50 per share of Carbonite’s common stock on the Nasdaq Global Market on March 29, 2017.

Prior to January 1, 2022, the notes will be convertible only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Carbonite will satisfy any conversion elections by paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

Carbonite intends to use (i) approximately $40.0 million of the net proceeds from the offering to repay all amounts outstanding under its revolving credit facility, including the related letters of credit, and to terminate the facility (ii) approximately $15.0 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of notes in the offering in privately negotiated transactions effected through one or more of the initial purchasers or their affiliates conducted currently with the pricing of the notes and (iii) the remaining net proceeds for general corporate purposes, including potential acquisitions.

The purchase price per share of Carbonite’s common stock in repurchases conducted concurrently with the pricing of the notes was equal to the last reported sale price of $19.50 per share of its common stock on the Nasdaq Global Market on March 29, 2017. Any such repurchases may increase, or prevent a decrease in, the market price of Carbonite’s common stock or the notes, which could result in a higher effective conversion price for the notes.

The notes and shares of Carbonite common stock issuable upon conversion, if any, have not been registered under the Securities Act, or under any U.S. state securities laws or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Carbonite

Carbonite (NASDAQ:CARB) is a leading provider of cloud and hybrid data protection solutions for small and midsized businesses. Together with its partners, Carbonite supports more than 1.5 million individuals and small businesses around the world who rely on it to ensure their important data is protected, available and useful.

Cautionary Language Concerning Forward-Looking Statements

Certain matters discussed in this press release have “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such statements include, but are not limited to, the expected closing date and the expected use of the net proceeds from the sale of the notes. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to economic conditions and markets (including current financial conditions), exchange rate fluctuations, risks associated with debt prepayment, stock repurchases or acquisitions in lieu of retaining such cash for future needs, and changes in regulatory conditions or other trends affecting the Internet and the information technology industry. These and other important risk factors are discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”), which is available on www.sec.gov, and elsewhere in any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law, the Company does not undertake any obligation to update its forward-looking statements to reflect future events, new information or circumstances.

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